Exhibit 99.1

PRESS RELEASE

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PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2017 RESULTS;
EXCLUDING CURRENCY & TAX ITEMS, FULL-YEAR 2017 ADJUSTED DILUTED EPS GROWTH OF 10%;
PROVIDES 2018 EARNINGS PER SHARE FORECAST

2017 Full-Year

•
Reported diluted earnings per share of $3.88, down by $0.60 or 13.4% versus $4.48 in 2016, including the unfavorable impact of tax items of $0.84 per share primarily related to the implementation of the Tax Cuts and Jobs Act, as detailed in the attached Schedule 17

•
Excluding unfavorable currency of $0.21, and the aforementioned tax items, adjusted diluted earnings per share of $4.93, up by $0.45 or 10.0% versus $4.48 in 2016, as detailed in the attached Schedule 17

•	Cigarette and heated tobacco unit shipment volume of 798.2 billion, down by 2.7%

•	International market share, excluding China and the United States, down by 0.1 point to 28.0%

•	Reported net revenues of $78.1 billion, up by 4.2%

•	Net revenues, excluding excise taxes, of $28.7 billion, up by 7.7%

•	Excluding unfavorable currency of $437 million, net revenues, excluding excise taxes, up by 9.4% as detailed in the attached Schedule 14

•	Reported operating income of $11.5 billion, up by 6.4%

•	Operating companies income of $11.8 billion, up by 6.0%

•	Excluding unfavorable currency of $155 million, operating companies income up by 7.4% as detailed in the attached Schedule 14

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 16, of $11.8 billion, up by 6.0%

•	Excluding unfavorable currency of $155 million, adjusted operating companies income up by 7.4% as detailed in the attached Schedule 16

•	Regular quarterly dividend increase of 2.9% to an annualized rate of $4.28 per common share

2017 Fourth-Quarter

•
Reported diluted earnings per share of $0.44, down by $0.66 or 60.0% versus $1.10 in 2016, including the unfavorable impact of tax items of $0.88 per share primarily related to the implementation of the Tax Cuts and Jobs Act, as detailed in the attached Schedule 13

•	Excluding favorable currency of $0.01, and the aforementioned tax items, adjusted diluted earnings per share of $1.31, up by $0.21 or 19.1% versus $1.10 in 2016 as detailed in the attached Schedule 13

•	Cigarette and heated tobacco unit shipment volume of 212.1 billion, up by 3.8%

•	Reported net revenues of $21.6 billion, up by 12.5%

•	Net revenues, excluding excise taxes, of $8.3 billion, up by 19.0%

•	Excluding favorable currency of $14 million, net revenues, excluding excise taxes, up by 18.8% as detailed in the attached Schedule 10

•	Reported operating income of $3.3 billion, up by 27.0%

•	Operating companies income of $3.4 billion, up by 25.5%

•	Excluding favorable currency of $196 million, operating companies income up by 18.2% as detailed in the attached Schedule 10

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 12, of $3.4 billion, up by 25.5%

•	Excluding favorable currency of $196 million, adjusted operating companies income up by 18.2% as detailed in the attached Schedule 12

2018 Full-Year Forecast

•
Reported diluted earnings per share forecast to be in a range of $5.20 to $5.35, at prevailing exchange rates, representing a projected increase of approximately 34% to 38% versus reported diluted earnings per share of $3.88 in 2017.

•
Excluding a favorable currency impact, at prevailing exchange rates, of approximately $0.16, the forecast range represents a projected increase of approximately 7% to 10% versus adjusted diluted earnings per share of $4.72 in 2017 as detailed in the attached Schedule 17.

•	This forecast assumes:

•	Net revenue growth, excluding excise taxes, of over 8.0%, excluding currency;

•	Operating cash flow of over $9.0 billion;

•	Capital expenditures of approximately $1.7 billion; and

•	No share repurchases.

•
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the Tax Cuts and Jobs Act as discussed below, and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Impact of U.S. Tax Reform
In December 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The principal elements of the Act relevant to our consolidated financial statements for the year ended December 31, 2017, were:

•	A reduction of the U.S. federal corporate tax rate from 35% to 21%; and

•	The requirement to pay a one-time transition tax on accumulated foreign earnings, including 2017 earnings ("transition tax").

In connection with these elements of the Act, PMI recognized a provisional expense of $1.6 billion, which was included as a component of income tax expense as follows:

•
A provisional charge of $1.4 billion, which represents the transition tax of $2.2 billion, net of a reversal of $0.7 billion of previously recorded deferred tax liabilities on part of the accumulated foreign earnings, and other items of $0.1 billion; and

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•
Re-measurement of U.S. deferred tax assets and liabilities using a rate of 21%, which, under the Act, is expected to be in place when such deferred assets and liabilities reverse in the future. In connection with this re-measurement, we recorded a provisional charge of $0.2 billion.

While the impacts of the Act reduced net earnings by $1.6 billion, there was no net impact on operating cash flows for the year, as the changes in deferred taxes and income taxes payable offset the net earnings impact. At December 31, 2017, PMI recorded an income tax payable of $1.7 billion representing the transition tax of $2.2 billion, primarily offset by foreign tax credits related to foreign withholding taxes previously paid of $0.5 billion. The income tax payable is due over an 8-year period beginning in 2018.
Other provisions of the Act did not have a significant impact on PMI’s consolidated financial statements for the year ended December 31, 2017, but may impact the effective tax rate in subsequent periods.
The Act has significant complexity and our final tax liability may materially differ from these estimates, due to, among other things, changes in PMI's assumptions, guidance that may be issued by the U.S. Treasury Department and the Internal Revenue Service and related interpretations and clarifications of tax law. For the transition tax, further information is required to finalize the estimated amount of accumulated foreign earnings as well as to validate the amount of earnings represented by the aggregate foreign cash position as defined in the Act. For the re-measurement of the deferred tax assets and liabilities, further analysis will be required to refine PMI's calculations and related account balances. PMI will complete the remaining elements of its analysis during 2018, and any adjustments to the provisional charges will be included in income tax expense or benefit in the appropriate period, in accordance with guidance provided by Staff Accounting Bulletin No. 118.
Following the enactment of the Act, PMI's 2018 full-year diluted earnings per share forecast -- based on the current interpretation of the legislation -- assumes a full-year effective tax rate of approximately 28%, subject to future regulatory developments and earnings mix by taxing jurisdiction. The difference between the 21% statutory rate under the new law and PMI's effective rate reflects the fact that PMI operates in markets outside of the United States and is driven by three main factors: foreign tax rate differences, non-deductibility of interest expense and a partial disallowance of foreign tax credits related to the application of the rules for global intangible low-taxed income.

2017 FULL-YEAR AND FOURTH-QUARTER CONSOLIDATED RESULTS

NEW YORK, February 8, 2018 – Philip Morris International Inc. (NYSE/Euronext Paris: PM) today announced its 2017 full-year and fourth-quarter results.

"A strong fourth-quarter performance helped drive robust full-year results, exemplified by currency-neutral, double-digit adjusted earnings per share growth, despite previously disclosed challenges in Russia and Saudi Arabia," said André Calantzopoulos, Chief Executive Officer.
"The excellent performance of our flagship smoke-free product IQOS -- not only in Asia, but also in the vast majority of our launch geographies -- underscored its great promise and the commitment of our employees to lead the transformation of our industry towards a smoke-free future. Continued investment behind IQOS in 2018 is expected to further drive its positive momentum."
"For the first time since 2011, we have entered the year with annual guidance that reflects a positive currency impact. Our combustible product portfolio provides us with a strong foundation. The confirmed potential of our smoke-free alternatives reinforces our strong determination to deploy all necessary resources to accelerate their growth, which will drive our business success and ability to generously reward our shareholders over the long term."

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Conference Call
A conference call, hosted by André Calantzopoulos, Chief Executive Officer, and Martin King, Chief Financial Officer, with members of the investor community and news media, will be webcast at 9:00 a.m., Eastern Time, on February 8, 2018. Access is at www.pmi.com/2017Q4earnings. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

Dividends
During 2017, PMI increased its regular quarterly dividend by 2.9%, from $1.04 to $1.07, representing an annualized rate of $4.28 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend by 132.6% from the initial annualized rate of $1.84 per common share, or a compound annual growth rate of 9.8%.

Key Terms, Definitions and Explanatory Notes

General

•	“PMI” refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

•	Comparisons are made to the same prior-year period unless otherwise stated.

•	Unless otherwise stated, references to total industry, total market, PMI volume and PMI market share performance reflect cigarettes and heated tobacco units.

•
References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the United States, total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.

•	"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.

•	"OTP" is defined as other tobacco products, primarily roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos, and does not include reduced-risk products.

•	"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.

•	"EEMA" is defined as Eastern Europe, Middle East & Africa and includes PMI's international duty free business.

•	"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.

Financial

•	Net revenues, excluding excise taxes, related to combustible products refer to the operating revenues generated from the sale of these products, net of sales and promotion incentives.

•
"Operating Companies Income," or "OCI," is defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. Management evaluates business segment performance and allocates resources based on OCI.

•	“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, excluding asset impairment and exit costs, and unusual items.

•	"Net debt" is defined as total debt, less cash and cash equivalents.

•
Management reviews OCI, OCI margins, operating cash flow and earnings per share, or “EPS,” on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items.

•
Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.

•
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see the relevant schedules provided with this press release.

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Reduced-Risk Products

•
"Reduced-risk products," or "RRPs," is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.  PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. Because PMI's RRPs do not burn tobacco, they produce far lower quantities of harmful and potentially harmful compounds than found in cigarette smoke.

•
"Heated tobacco units" is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Marlboro and HEETS FROM MARLBORO, defined collectively as HEETS, as well as Marlboro HeatSticks and Parliament HeatSticks.

•
Net revenues, excluding excise taxes, related to RRPs represent the sale of heated tobacco units, IQOS devices and related accessories, and other nicotine-containing products, primarily e-vapor products, net of sales and promotion incentives.

SHIPMENT VOLUME

PMI Shipment Volume by Region	Fourth-Quarter			Full-Year
(million units)
	2017	2016	Change	2017	2016	Change
Cigarettes
European Union	45,881	45,193	1.5%	187,293	193,586	(3.3)%
EEMA	66,332	67,763	(2.1)%	256,157	271,393	(5.6)%
Asia	61,234	63,815	(4.0)%	234,253	260,029	(9.9)%
Latin America & Canada	22,922	23,794	(3.7)%	84,223	87,938	(4.2)%
Total PMI	196,369	200,565	(2.1)%	761,926	812,946	(6.3)%

Heated Tobacco Units
European Union	849	122	+100.0%	1,889	224	+100.0%
EEMA	820	63	+100.0%	1,581	100	+100.0%
Asia	14,032	3,510	+100.0%	32,729	7,070	+100.0%
Latin America & Canada	15	—	—%	27	—	—%
Total PMI	15,716	3,695	+100.0%	36,226	7,394	+100.0%

Cigarettes and Heated Tobacco Units
European Union	46,730	45,315	3.1%	189,182	193,810	(2.4)%
EEMA	67,152	67,826	(1.0)%	257,738	271,493	(5.1)%
Asia	75,266	67,325	11.8%	266,982	267,099	—%
Latin America & Canada	22,937	23,794	(3.6)%	84,250	87,938	(4.2)%
Total PMI	212,085	204,260	3.8%	798,152	820,340	(2.7)%

2017 Full-Year
Estimated international cigarette and heated tobacco unit volume, excluding China and the United States, of 2.8 trillion, down by 2.8%
PMI's total shipment volume decreased by 2.7%, principally due to:
•the EU, notably reflecting lower cigarette shipment volume in Greece, Italy and Spain, partly offset by higher heated tobacco unit shipment volume;
•EEMA, notably reflecting lower cigarette shipment volume in Russia, Saudi Arabia - where PMI's cigarette shipment volume declined by 35.8%, impacted by the new excise tax implemented in June 2017 that resulted in the doubling of retail prices - and Ukraine; partly offset by higher cigarette shipment volume in North Africa, notably Algeria, and higher heated tobacco unit shipment volume;

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•Asia, notably reflecting lower cigarette shipment volume in Indonesia, Japan, Korea, Pakistan - impacted by excise tax-driven price increases and an increase in the prevalence of illicit trade - and the Philippines; fully offset by higher heated tobacco unit shipment volume, mainly in Japan and Korea; and
•Latin America & Canada, notably reflecting lower cigarette shipment volume in Argentina, Brazil, Canada, Colombia and Mexico.

Excluding the favorable net impact of estimated cigarette and heated tobacco unit inventory movements of approximately 3.3 billion units, PMI's total shipment volume decreased by 3.1%. The favorable inventory movements were driven primarily by approximately 8.5 billion units net in Japan reflecting: the increasing demand for HeatSticks, anticipated to further increase in the first quarter of 2018 following a planned lifting of the restriction on IQOS device sales; the establishment of appropriate distributor inventory levels of heated tobacco units, given the current high dependence on a single manufacturing center; and the transition from air freight to sea freight of heated tobacco units, largely completed in the fourth quarter of 2017. These favorable inventory movements were partly offset by a reduction of combustible product inventory levels, mainly in: the EU, notably Italy and Spain; and EEMA, notably North Africa, Russia and Saudi Arabia.

2017 Fourth-Quarter
PMI's total shipment volume increased by 3.8%, principally driven by:
•the EU, notably reflecting higher cigarette shipment volume in France, Germany and Portugal, partly offset by lower cigarette shipment volume in Spain; and
•Higher heated tobacco unit shipment volume across all Regions, notably in Asia driven by Japan and Korea.

The increase in PMI's total shipment volume was partly offset by lower cigarette shipment volume in:
•EEMA, notably Russia, as well as Saudi Arabia where PMI's cigarette shipment volume declined by 60.3%, reflecting the impact of the aforementioned new excise tax, partly offset by North Africa, notably Algeria, and Turkey;
•Asia, notably Japan and Korea, partly offset by the Philippines; and
•Latin America & Canada, notably Argentina, Brazil and Colombia, partly offset by Mexico and Venezuela.

Excluding the favorable net impact of estimated cigarette and heated tobacco unit inventory movements of approximately 5.0 billion units, driven primarily by Japan, reflecting the same dynamics as for the full year, PMI's total shipment volume increased by 1.4%.

PMI shipment volume by brand is shown in the table below.

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PMI Shipment Volume by Brand	Fourth-Quarter			Full-Year
(million units)
	2017	2016	Change	2017	2016	Change
Cigarettes
Marlboro	70,251	70,295	(0.1)%	270,366	281,720	(4.0)%
L&M	21,726	23,177	(6.3)%	90,817	96,770	(6.2)%
Chesterfield	14,764	12,088	22.1%	55,075	46,291	19.0%
Philip Morris	12,389	9,069	36.6%	48,522	35,914	35.1%
Parliament	12,243	11,424	7.2%	43,965	45,671	(3.7)%
Bond Street	9,312	11,775	(20.9)%	37,987	44,567	(14.8)%
Lark	5,838	6,540	(10.7)%	24,373	27,571	(11.6)%
Others	49,846	56,197	(11.3)%	190,821	234,442	(18.6)%
Total Cigarettes	196,369	200,565	(2.1)%	761,926	812,946	(6.3)%
Heated Tobacco Units	15,716	3,695	+100.0%	36,226	7,394	+100.0%
Total PMI	212,085	204,260	3.8%	798,152	820,340	(2.7)%

2017 Full-Year
PMI's cigarette shipment volume of Marlboro decreased in: the EU, mainly due to Greece, Italy and Spain; EEMA, predominantly due to Saudi Arabia, reflecting the impact of the new excise tax implemented in June 2017 that resulted in the doubling of the retail price of Marlboro from SAR 12 to SAR 24 per pack, partly offset by North Africa, notably Algeria and Egypt, and Turkey; Asia, mainly due to Japan and Korea, principally reflecting out-switching to heated tobacco products, partly offset by Indonesia and the Philippines; and Latin America & Canada, mainly due to Argentina and Brazil.
PMI's cigarette shipment volume of the following brands decreased: L&M, mainly due to Russia, Saudi Arabia and Turkey, partly offset by Algeria, Argentina, Colombia and Kazakhstan; Parliament, mainly due to Japan, Russia and Saudi Arabia, partly offset by Kazakhstan; Bond Street, mainly due to Kazakhstan, Russia and Ukraine; Lark, principally due to Japan; and "Others," mainly due to low-price brands in Indonesia, Pakistan, the Philippines, Russia and Ukraine.
PMI's cigarette shipment volume of the following brands increased: Chesterfield, notably driven by Argentina, Brazil, Colombia, Saudi Arabia, Turkey and Venezuela, partly offset by Italy and Russia; and Philip Morris, mainly driven by Russia and Ukraine, notably reflecting successful portfolio consolidation of local, low-price brands in "Others," partly offset by Argentina and Italy.

2017 Fourth-Quarter
PMI's cigarette shipment volume of Marlboro was essentially flat, with declines in: EEMA, predominantly due to Saudi Arabia, reflecting the same dynamic as for the full year, partly offset by North Africa, notably Algeria and Egypt; and Latin America & Canada, mainly due to Argentina and Brazil; offset by growth in the EU, driven notably by France, Germany and Italy. Cigarette shipment volume of Marlboro was flat in Asia, with growth in Indonesia and the Philippines offset by declines in Japan and Korea, principally reflecting out-switching to heated tobacco products.
PMI's cigarette shipment volume of the following brands decreased: L&M, mainly due to Russia and Saudi Arabia, partly offset by Algeria, Germany and Kazakhstan; Bond Street, mainly due to Kazakhstan, Russia and Ukraine; Lark, principally due to Japan, partly offset by Turkey; and "Others," mainly due to local, low-price brands in Indonesia, the Philippines, Russia and Ukraine, partly offset by premium local brands in Indonesia.

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PMI's cigarette shipment volume of the following brands increased: Parliament, notably driven by Russia and Turkey, partly offset by Japan, Korea and Saudi Arabia; Chesterfield, mainly driven by Argentina, Brazil, reflecting successful brand portfolio consolidation, Colombia, Saudi Arabia and Turkey, partly offset by Italy and Russia; and Philip Morris, mainly driven by Russia and Ukraine, notably reflecting successful portfolio consolidation of local, low-price brands in "Others," partly offset by Argentina and Italy.

NET REVENUES (Excluding Excise Taxes)

PMI Net Revenues (Excluding Excise Taxes)	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2017	2016	Change	Curr.	2017	2016	Change	Curr.
Combustible Products

European Union	$2,140	$1,919	11.5%	4.7%	$8,048	$8,105	(0.7)%	(1.2)%
EEMA	1,680	1,792	(6.3)%	(5.1)%	6,550	6,991	(6.3)%	(2.1)%
Asia	2,003	2,133	(6.1)%	(4.4)%	7,572	8,015	(5.5)%	(5.0)%
Latin America & Canada	828	785	5.5%	5.3%	2,937	2,841	3.4%	5.3%
Total PMI	$6,651	$6,628	0.3%	(0.8)%	$25,107	$25,952	(3.3)%	(1.9)%

RRPs

European Union	$124	$25	+100%	+100%	$269	$57	+100%	+100%
EEMA	85	6	+100%	+100%	149	9	+100%	+100%
Asia	1,432	312	+100%	+100%	3,218	666	+100%	+100%
Latin America & Canada	3	—	+100%	+100%	4	1	+100%	+100%
Total PMI	$1,643	$343	+100%	+100%	$3,640	$733	+100%	+100%

Combustible Products and RRPs

European Union	$2,264	$1,944	16.5%	9.3%	$8,318	$8,162	1.9%	1.4%
EEMA	1,764	1,798	(1.9)%	(0.6)%	6,699	7,000	(4.3)%	(0.1)%
Asia	3,435	2,444	40.5%	44.8%	10,790	8,681	24.3%	25.9%
Latin America & Canada	831	785	5.9%	5.6%	2,941	2,842	3.5%	5.4%
Total PMI	$8,294	$6,971	19.0%	18.8%	$28,748	$26,685	7.7%	9.4%

Note: Sum of product categories or Regions might not foot to total PMI due to rounding.

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2017 Full-Year
Net revenues, excluding excise taxes, of $28.7 billion increased by 7.7%, as detailed above and in the attached Schedule 14. Excluding unfavorable currency of $437 million, net revenues, excluding excise taxes, increased by 9.4%, driven by a favorable pricing variance of $1.4 billion from across all Regions, despite low price realization in Russia, and favorable volume/mix of $1.1 billion, driven by Asia and despite unfavorable volume/mix in EEMA, mainly due to Russia and Saudi Arabia.

2017 Fourth-Quarter
Net revenues, excluding excise taxes, of $8.3 billion increased by 19.0%, as detailed above and in the attached Schedule 10. Excluding favorable currency of $14 million, net revenues, excluding excise taxes, increased by 18.8%, driven by a favorable pricing variance of $302 million from across all Regions, despite low price realization in Russia, and favorable volume/mix of $1.0 billion, driven by the EU and Asia and despite unfavorable volume/mix in EEMA, mainly due to Saudi Arabia.

OPERATING COMPANIES INCOME

PMI OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2017	2016	Change	Curr.	2017	2016	Change	Curr.
European Union	$992	$898	10.5%	6.1%	$3,775	$3,994	(5.5)%	(4.4)%
EEMA	700	627	11.6%	(30.5)%	2,888	3,016	(4.2)%	(6.9)%
Asia	1,396	908	53.7%	64.4%	4,149	3,196	29.8%	33.7%
Latin America & Canada	293	261	12.3%	16.1%	1,002	938	6.8%	14.3%
Total PMI	$3,381	$2,694	25.5%	18.2%	$11,814	$11,144	6.0%	7.4%

2017 Full-Year
Operating companies income of $11.8 billion increased by 6.0%. Excluding unfavorable currency of $155 million, operating companies income increased by 7.4%, reflecting a favorable pricing variance across all Regions, and favorable volume/mix of $7 million, partly offset by an unfavorable cost comparison, primarily reflecting increased investment behind reduced-risk products, predominantly in the EU and Asia.

Adjusted operating companies income and margin are shown in the table below and detailed in Schedule 16. Adjusted operating companies income, excluding unfavorable currency, increased by 7.4%. Adjusted operating companies income margin, excluding unfavorable currency, decreased by 0.8 points to 41.0%, reflecting the factors mentioned above, as detailed on Schedule 16.

2017 Fourth-Quarter
In the quarter, operating companies income of $3.4 billion increased by 25.5%. Excluding favorable currency of $196 million, operating companies income increased by 18.2%, mainly driven by a favorable pricing variance across all Regions and favorable volume/mix of $491 million, driven by the EU and Asia, partly offset by an unfavorable cost comparison, primarily reflecting increased investment behind reduced-risk products, predominantly in the EU.

Adjusted operating companies income and margin are shown in the table below and detailed in Schedule

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12. Adjusted operating companies income, excluding favorable currency, increased by 18.2%. Adjusted operating companies income margin, excluding favorable currency, decreased by 0.1 point to 38.5%, reflecting the factors mentioned above, as detailed on Schedule 12.

PMI OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2017	2016	Change	Curr.	2017	2016	Change	Curr.
OCI	$3,381	$2,694	25.5%	18.2%	$11,814	$11,144	6.0%	7.4%
Asset impairment & exit costs	—	—			—	—
Adjusted OCI	$3,381	$2,694	25.5%	18.2%	$11,814	$11,144	6.0%	7.4%
Adjusted OCI Margin*	40.8%	38.6%	2.2	(0.1)	41.1%	41.8%	(0.7)	(0.8)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.
EUROPEAN UNION REGION (EU)

2017 Full-Year
Net revenues, excluding excise taxes, of $8.3 billion, increased by 1.9%.  Excluding favorable currency of $45 million, net revenues, excluding excise taxes, increased by 1.4%, mainly reflecting a favorable pricing variance of $156 million, driven principally by Germany, Poland and the United Kingdom, partly offset by France, Greece and Italy. The favorable pricing was partly offset by unfavorable volume/mix of $45 million, mainly driven by Germany, Spain and the United Kingdom, partly offset by Poland and Romania.

Operating companies income of $3.8 billion decreased by 5.5%. Excluding unfavorable currency of $43 million, operating companies income decreased by 4.4%, mainly due to: unfavorable volume/mix of $119 million, mainly in Germany, Spain and the United Kingdom, partly offset by Poland and Romania; and increased investment behind reduced-risk products across the Region; partly offset by favorable pricing.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 16. Adjusted operating companies income, excluding unfavorable currency, decreased by 4.4%. Adjusted operating companies income margin, excluding unfavorable currency, decreased by 2.7 points to 46.2%, reflecting the factors mentioned above, as detailed on Schedule 16.

2017 Fourth-Quarter
Net revenues, excluding excise taxes, of $2.3 billion, increased by 16.5%.  Excluding favorable currency of $139 million, net revenues, excluding excise taxes, increased by 9.3%, mainly reflecting; a favorable pricing variance of $34 million, driven principally by Germany and the United Kingdom, partly offset by France, Greece and Italy; and favorable volume/mix of $147 million across the Region, notably in Germany and Italy.

Operating companies income of $992 million increased by 10.5%. Excluding favorable currency of $39 million, operating companies income increased by 6.1%, mainly driven by: a favorable pricing variance and favorable volume/mix of $101 million across the Region, notably in Germany and Italy; partly offset by increased investment behind reduced-risk products across the Region.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 12. Adjusted operating companies income, excluding favorable currency, increased by 6.1%. Adjusted operating

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companies income margin, excluding favorable currency, decreased by 1.4 points to 44.8%, reflecting the factors mentioned above, as detailed on Schedule 12.

EU OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2017	2016	Change	Curr.	2017	2016	Change	Curr.
OCI	$992	$898	10.5%	6.1%	$3,775	$3,994	(5.5)%	(4.4)%
Asset impairment & exit costs	—	—			—	—
Adjusted OCI	$992	$898	10.5%	6.1%	$3,775	$3,994	(5.5)%	(4.4)%
Adjusted OCI Margin*	43.8%	46.2%	(2.4)	(1.4)	45.4%	48.9%	(3.5)	(2.7)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

EU Total Market, PMI Shipment & Market Share Commentaries

EU PMI Shipment Volume by Brand	Fourth-Quarter			Full-Year
(million units)
	2017	2016	Change	2017	2016	Change
Cigarettes
Marlboro	23,317	22,663	2.9%	93,088	96,245	(3.3)%
L&M	8,269	8,063	2.6%	34,261	34,691	(1.2)%
Chesterfield	6,818	7,029	(3.0)%	29,087	30,140	(3.5)%
Philip Morris	3,523	3,668	(4.0)%	15,158	16,290	(6.9)%
Others	3,954	3,770	4.9%	15,699	16,220	(3.2)%
Total Cigarettes	45,881	45,193	1.5%	187,293	193,586	(3.3)%
Heated Tobacco Units	849	122	+100.0%	1,889	224	+100.0%
Total EU	46,730	45,315	3.1%	189,182	193,810	(2.4)%

EU Market Shares by Brand	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	p.p.	2017	2016	p.p.
Marlboro	19.2%	19.0%	0.2	18.8%	19.0%	(0.2)
L&M	6.9%	6.9%	—	6.9%	6.9%	—
Chesterfield	5.9%	5.9%	—	6.0%	5.9%	0.1
Philip Morris	3.0%	3.1%	(0.1)	3.1%	3.2%	(0.1)
HEETS	0.6%	0.1%	0.5	0.3%	—%	0.3
Others	3.3%	3.2%	0.1	3.2%	3.3%	(0.1)
Total EU	38.9%	38.2%	0.7	38.3%	38.3%	—

2017 Full-Year
The estimated total market in the EU decreased by 1.9% to 492.1 billion units. PMI's Regional market share was flat at 38.3%, with gains in France, Germany and Poland offset by declines in Italy and Spain.
PMI's total shipment volume decreased by 2.4% to 189.2 billion units, or by 1.9% excluding estimated net inventory movements, notably in Italy and Spain. The decrease in cigarette shipment volume of Marlboro was mainly due to Greece, Italy and Spain. The decrease in cigarette shipment volume of L&M was mainly due to Germany, Romania and Spain, partly offset by France. The decrease in cigarette shipment volume of Chesterfield was mainly due to Italy, Portugal and Spain, partly offset by Poland. The decrease in cigarette shipment volume

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of Philip Morris was mainly due to Italy. The decrease in cigarette shipment volume of "Others" was due notably to Muratti in Italy.

2017 Fourth-Quarter
The estimated total market in the EU increased by 0.4% to 119.3 billion units. PMI's total shipment volume increased by 3.1% to 46.7 billion units, mainly driven by higher cigarette shipment volume in France, Germany and Portugal, partly offset by Spain, as well as higher heated tobacco unit shipment volume. The increase in cigarette shipment volume of Marlboro was notably driven by France, Germany and Italy, partly offset by Spain. The increase in cigarette shipment volume of L&M was mainly driven by Germany. The decrease in cigarette shipment volume of Chesterfield was mainly due to Italy, partly offset by Poland. The decrease in cigarette shipment volume of Philip Morris was mainly due to Italy and Spain, partly offset by France. The increase in cigarette shipment volume of "Others" was driven mainly by Merit in Italy and local brands in Portugal.
PMI's total market share increased by 0.7 points to 38.9%, with gains in France, Germany and Italy, partly offset by declines in Poland and Spain.

Key Market Commentaries

In France, estimated industry size, PMI shipment volume and market share performance, shown in the table below, include cigarettes and PMI's heated tobacco units.

France Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	10.4	10.5	(1.0)%	44.4	44.9	(1.2)%

PMI Shipments (million units)	4,585	4,375	4.8%	19,264	19,247	0.1%

PMI Market Share
Marlboro	27.7%	26.9%	0.8	27.1%	26.4%	0.7
Philip Morris	10.6%	10.4%	0.2	10.3%	10.2%	0.1
Chesterfield	2.9%	3.1%	(0.2)	3.0%	3.1%	(0.1)
Others*	2.8%	2.9%	(0.1)	2.8%	2.7%	0.1
Total	44.0%	43.3%	0.7	43.2%	42.4%	0.8
*Includes heated tobacco units.

For the full year, the estimated total market decreased by 1.2%. The increase in PMI's shipment volume was driven by higher market share, notably of Marlboro, reflecting the growth of both Marlboro Red and Gold in 30s packs launched in March 2017.

In the quarter, the estimated total market decreased by 1.0%. The increase in PMI's shipment volume was driven by higher market share, reflecting the same dynamics as for the full year.

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In Germany, estimated industry size, PMI shipment volume and market share performance, shown in the table below, include cigarettes and PMI's heated tobacco units.

Germany Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	19.2	18.4	4.2%	76.9	78.1	(1.6)%

PMI Shipments (million units)	7,560	6,890	9.7%	28,575	28,958	(1.3)%

PMI Market Share
Marlboro	24.4%	22.9%	1.5	22.7%	22.5%	0.2
L&M	12.0%	11.5%	0.5	11.5%	11.6%	(0.1)
Chesterfield	1.4%	1.6%	(0.2)	1.5%	1.6%	(0.1)
Others*	1.6%	1.4%	0.2	1.5%	1.4%	0.1
Total	39.4%	37.4%	2.0	37.2%	37.1%	0.1
*Includes heated tobacco units.

For the full year, the estimated total market decreased by 1.6%, or by 2.7% excluding the net impact of estimated trade inventory movements, mainly reflecting the impact of price increases in March 2017. The decrease in PMI's shipment volume was mainly due to the lower total market, partly offset by higher market share.

In the quarter, the estimated total market increased by 4.2%. Excluding the net impact of estimated trade inventory movements, the estimated total market was flat. The increase in PMI's total shipment volume and market share largely reflected the benefit of the trade inventory movements.

In Italy, estimated industry size, PMI shipment volume and market share performance, shown in the table below, include cigarettes and PMI's heated tobacco units.

Italy Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	16.7	16.6	0.7%	69.8	72.1	(3.2)%

PMI Shipments (million units)	9,029	8,830	2.2%	36,767	38,744	(5.1)%

PMI Market Share
Marlboro	23.8%	23.6%	0.2	23.9%	24.3%	(0.4)
Chesterfield	11.4%	11.3%	0.1	11.3%	11.5%	(0.2)
Philip Morris	7.6%	8.2%	(0.6)	7.7%	8.5%	(0.8)
HEETS	1.2%	0.3%	0.9	0.7%	0.1%	0.6
Others	8.6%	8.2%	0.4	8.6%	8.1%	0.5
Total	52.6%	51.6%	1.0	52.2%	52.5%	(0.3)

For the full year, the estimated total market decreased by 3.2%, partly reflecting the implementation of the Tobacco Product Directive's ban on pack sizes of ten cigarettes at the end of 2016. The decline of PMI's shipments, down by 3.6% excluding the net impact of distributor inventory movements, mainly reflected the lower total market, as well as lower cigarette market share, principally due to Marlboro, partly reflecting the ban on pack sizes of ten

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cigarettes, and low-price Philip Morris, impacted by the growth of the super-low price segment, partly offset by HEETS and Merit in "Others."

In the quarter, the estimated total market increased by 0.7%, largely reflecting a favorable comparison with the fourth quarter of 2016 driven by estimated trade inventory movements associated with the implementation of the Tobacco Products Directive. Excluding these inventory movements, the estimated total market declined by 2.9%. The increase of PMI's shipments mainly reflected the higher total market and market share, principally driven by: Marlboro, benefiting from a favorable comparison with the fourth quarter of 2016 following the aforementioned ban on pack sizes of ten cigarettes; HEETS; and Merit in "Others," partly offset by low-price Philip Morris, impacted by the growth of the super-low price segment.

In Poland, estimated industry size, PMI shipment volume and market share performance, shown in the table below, include cigarettes and PMI's heated tobacco units.

Poland Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	9.4	9.0	4.8%	41.7	41.3	0.9%

PMI Shipments (million units)	4,089	3,970	3.0%	17,784	17,485	1.7%

PMI Market Share
Marlboro	11.2%	12.6%	(1.4)	10.7%	11.6%	(0.9)
L&M	18.6%	19.6%	(1.0)	18.4%	18.5%	(0.1)
Chesterfield	10.0%	9.3%	0.7	10.4%	9.1%	1.3
HEETS	0.6%	—%	0.6	0.2%	—%	0.2
Others	3.0%	2.7%	0.3	3.0%	3.1%	(0.1)
Total	43.4%	44.2%	(0.8)	42.7%	42.3%	0.4

For the full year, the estimated total market increased by 0.9%. The increase in PMI's shipment volume was primarily driven by the higher total market and higher market share, driven by Chesterfield, benefiting from brand support, partly offset by Marlboro, reflecting pressure from competitive brands in the below premium segment.

In the quarter, the estimated total market increased by 4.8%. The increase in PMI's shipment volume primarily reflected the higher total market, partly offset by lower market share, notably of Marlboro and L&M, impacted by the growth of the super-low price segment, partly offset by Chesterfield and HEETS.

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In Spain, estimated industry size, PMI shipment volume and market share performance, shown in the table below, include cigarettes and PMI's heated tobacco units.

Spain Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	10.9	11.4	(4.4)%	45.0	46.7	(3.5)%

PMI Shipments (million units)	3,325	3,734	(10.9)%	14,456	16,374	(11.7)%

PMI Market Share
Marlboro	16.2%	17.7%	(1.5)	16.5%	18.0%	(1.5)
L&M	5.3%	5.3%	—	5.3%	5.4%	(0.1)
Chesterfield	8.6%	8.6%	—	8.6%	8.6%	—
Others*	1.8%	1.8%	—	1.9%	1.9%	—
Total	31.9%	33.4%	(1.5)	32.3%	33.9%	(1.6)
*Includes heated tobacco units.

For the full year, the estimated total market decreased by 3.5%, or by 2.5% excluding the net impact of estimated trade inventory movements. The decline of PMI's shipment volume, down by 8.0% excluding the net impact of distributor inventory movements, mainly reflected the lower total market, and lower market share, due to Marlboro, reflecting the impact of price increases, particularly above the round €5.00 per pack price point in the vending channel, as well as a challenging comparison with 2016 in which the market share of Marlboro grew by 1.0 point.

In the quarter, the estimated total market decreased by 4.4%, or by 1.4% excluding the net impact of estimated trade inventory movements. The decline of PMI's shipment volume, down by 8.7% excluding the net impact of distributor inventory movements, was mainly due to the lower total market and lower market share, principally due to Marlboro, mainly reflecting the impact of price increases.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2017 Full-Year
Net revenues, excluding excise taxes, of $6.7 billion decreased by 4.3%. Excluding unfavorable currency of $291 million, net revenues, excluding excise taxes, decreased by 0.1%, principally due to unfavorable volume/mix of $374 million, primarily reflecting a lower total market in Russia, and a lower total market and market share in Saudi Arabia, mainly resulting from the implementation of the new excise tax. The unfavorable volume/mix was partly offset by a favorable pricing variance of $364 million, despite low price realization in Russia, driven notably by Egypt and Ukraine.

Operating companies income of $2.9 billion decreased by 4.2%. Excluding favorable currency of $81 million, operating companies income decreased by 6.9%, principally due to: unfavorable volume/mix of $344 million, predominantly in Russia and Saudi Arabia, partly offset by a favorable pricing variance.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 16. Adjusted operating companies income, excluding favorable currency, decreased by 6.9%. Adjusted operating

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companies income margin, excluding favorable currency, decreased by 2.9 points to 40.2%, reflecting the factors mentioned above, as detailed on Schedule 16.

2017 Fourth-Quarter
Net revenues, excluding excise taxes, of $1.8 billion decreased by 1.9%. Excluding unfavorable currency of $23 million, net revenues, excluding excise taxes, decreased by 0.6%, principally due to unfavorable volume/mix of $30 million, primarily reflecting a lower total market in Russia, and a lower total market and market share in Saudi Arabia, mainly resulting from the implementation of the new excise tax, partly offset by Turkey and North Africa. The unfavorable volume/mix was partly offset by a favorable pricing variance of $19 million, driven mainly by North Africa, notably Egypt, Russia, despite low price realization, and Ukraine, partly offset by Turkey.

Operating companies income of $700 million increased by 11.6%. Excluding favorable currency of $264 million, operating companies income decreased by 30.5%, principally due to unfavorable volume/mix of $45 million, and unfavorable costs compared to the fourth quarter of 2016 due to: increased investment behind reduced-risk products; investment income in Russia; and other operating costs, primarily in Saudi Arabia; partly offset by a favorable pricing variance.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 12. Adjusted operating companies income, excluding favorable currency, decreased by 30.5%. Adjusted operating companies income margin, excluding favorable currency, decreased by 10.5 points to 24.4%, reflecting the factors mentioned above, as detailed on Schedule 12.

EEMA OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2017	2016	Change	Curr.	2017	2016	Change	Curr.
OCI	$700	$627	11.6%	(30.5)%	$2,888	$3,016	(4.2)%	(6.9)%
Asset impairment & exit costs	—	—			—	—
Adjusted OCI	$700	$627	11.6%	(30.5)%	$2,888	$3,016	(4.2)%	(6.9)%
Adjusted OCI Margin*	39.7%	34.9%	4.8	(10.5)	43.1%	43.1%	—	(2.9)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

EEMA Total Market, PMI Shipment & Market Share Commentaries

EEMA PMI Shipment Volume by Brand	Fourth-Quarter			Full-Year
(million units)
	2017	2016	Change	2017	2016	Change
Cigarettes
Marlboro	18,314	18,813	(2.7)%	70,122	73,818	(5.0)%
L&M	11,004	12,672	(13.2)%	46,923	52,183	(10.1)%
Bond Street	8,886	11,243	(21.0)%	36,336	42,553	(14.6)%
Parliament	9,775	8,439	15.8%	33,299	33,940	(1.9)%
Philip Morris	5,273	1,235	+100.0%	19,086	2,058	+100.0%
Others	13,080	15,361	(14.8)%	50,391	66,841	(24.6)%
Total Cigarettes	66,332	67,763	(2.1)%	256,157	271,393	(5.6)%
Heated Tobacco Units	820	63	+100.0%	1,581	100	+100.0%
Total EEMA	67,152	67,826	(1.0)%	257,738	271,493	(5.1)%

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2017 Full-Year
The estimated total market in EEMA decreased by 2.8% to 1.0 trillion units. PMI's Regional market share decreased by 0.3 points to 24.9%.
PMI's total shipment volume decreased by 5.1% to 257.7 billion units, mainly reflecting: lower cigarette shipment volume in Russia, Saudi Arabia - where PMI's cigarette shipment volume declined by 35.8%, impacted by the new excise tax implemented in June 2017 that resulted in the doubling of retail prices - and Ukraine; partly offset by higher cigarette shipment volume in North Africa, notably Algeria, and higher heated tobacco unit shipment volume. The decrease in cigarette shipment volume of Marlboro was predominantly due to Saudi Arabia, reflecting the impact of the excise tax that resulted in the doubling of the brand's retail price from SAR 12 to SAR 24 per pack, partly offset by North Africa, mainly Algeria and Egypt, and Turkey. The decrease in cigarette shipment volume of L&M was mainly due to Russia, Saudi Arabia and Turkey, partly offset by Algeria and Kazakhstan. The decrease in cigarette shipment volume of Bond Street was mainly due to Kazakhstan, Russia and Ukraine. The decrease in cigarette shipment volume of Parliament was mainly due to Russia and Saudi Arabia, partly offset by Kazakhstan. The increase in cigarette shipment volume of Philip Morris was driven mainly by Russia and Ukraine, largely reflecting successful portfolio consolidation of local, low-price brands in "Others."

2017 Fourth-Quarter
PMI's total shipment volume decreased by 1.0% to 67.2 billion units, mainly reflecting: lower cigarette shipment volume in Russia, and Saudi Arabia - where PMI's cigarette shipment volume declined by 60.3%, reflecting the impact of the aforementioned excise tax - partly offset by North Africa, notably Algeria, and Turkey, as well as higher heated tobacco shipment volume. The decrease in cigarette shipment volume of Marlboro was predominantly due to Saudi Arabia, reflecting the same dynamic as for the full year, partly offset by North Africa, notably Algeria, and Turkey. The decrease in cigarette shipment volume of L&M was mainly due to Russia and Saudi Arabia, partly offset by Algeria and Kazakhstan. The decrease in cigarette shipment volume of Bond Street was mainly due to Kazakhstan, Russia and Ukraine. The increase in cigarette shipment volume of Parliament was mainly driven by Russia and Turkey, partly offset by Saudi Arabia. The increase in cigarette shipment volume of Philip Morris was mainly driven by Russia and Ukraine, largely reflecting successful portfolio consolidation of local, low-price brands in "Others."

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Key Market Commentaries

In North Africa, estimated cigarette industry size, PMI cigarette shipment volume and cigarette market share performance are shown in the table below.

North Africa Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Cigarette Market (billion units)	38.7	35.7	8.3%	144.9	142.3	1.9%

PMI Cigarette Shipments (million units)	9,131	8,141	12.2%	35,085	34,035	3.1%

PMI Cigarette Market Share
Marlboro	9.9%	8.7%	1.2	9.3%	8.3%	1.0
L&M	11.3%	11.5%	(0.2)	11.8%	12.2%	(0.4)
Others	2.9%	2.4%	0.5	2.9%	2.7%	0.2
Total	24.1%	22.6%	1.5	24.0%	23.2%	0.8

For the full year, the estimated total cigarette market increased by 1.9%, mainly driven by Egypt, partially offset by Tunisia. The increase in PMI's cigarette shipment volume was mainly driven by the higher cigarette market, as well as higher cigarette market share, notably of Marlboro in Algeria, partly offset by L&M in Egypt.

In the quarter, the estimated total cigarette market increased by 8.3%, mainly driven by Algeria and Egypt, partially offset by Tunisia. The increase in PMI's cigarette shipment volume mainly reflected higher cigarette market and market share, notably of Marlboro in Algeria and Egypt and L&M in Algeria.

In Russia, estimated industry size and PMI shipment volume, shown in the table below, include cigarettes and PMI's heated tobacco units. Market share performance, as measured by Nielsen and shown in the table below, reflects that of cigarettes.

Russia Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	66.5	71.0	(6.4)%	260.0	280.0	(7.2)%

PMI Shipments (million units)	19,052	20,574	(7.4)%	72,417	79,706	(9.1)%

PMI Cigarette Market Share
Marlboro	1.7%	1.3%	0.4	1.5%	1.4%	0.1
Parliament	3.5%	3.7%	(0.2)	3.5%	3.8%	(0.3)
Bond Street	8.0%	8.9%	(0.9)	8.6%	8.4%	0.2
Philip Morris	5.6%	0.5%	5.1	4.3%	0.2%	4.1
Others	7.9%	12.8%	(4.9)	9.2%	13.4%	(4.2)
Total	26.7%	27.2%	(0.5)	27.1%	27.2%	(0.1)

For the full year, the estimated total market decreased by 7.2%, reflecting the impact of excise tax-driven price increases and an increase in the prevalence of illicit trade. The decline of PMI's shipment volume was mainly

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due to the lower total market. PMI's market share decreased by 0.1 point. The decline of "Others" largely reflected the successful portfolio consolidation of local, low-price brands into Philip Morris.

In the quarter, the estimated total market decreased by 6.4%, reflecting the same dynamics as for the full-year. The decline of PMI's shipment volume was mainly due to the lower total market. The decrease in PMI's market share was mainly due to Bond Street, largely reflecting the impact of competitive product offerings in the low price segment, partly offset by Marlboro, as well as Philip Morris, reflecting the same dynamic as in the quarter.

In Turkey, estimated cigarette industry size, PMI cigarette shipment volume and cigarette market share performance, as measured by Nielsen, are shown in the table below.

Turkey Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Cigarette Market (billion units)	28.5	26.0	9.8%	106.2	105.5	0.7%

PMI Cigarette Shipments (million units)	13,555	12,074	12.3%	49,649	49,624	0.1%

PMI Cigarette Market Share
Marlboro	10.4%	10.3%	0.1	10.2%	10.2%	—
Parliament	11.4%	11.8%	(0.4)	11.5%	11.7%	(0.2)
Lark	6.9%	7.0%	(0.1)	6.9%	7.4%	(0.5)
Others	14.7%	15.3%	(0.6)	14.7%	15.0%	(0.3)
Total	43.4%	44.4%	(1.0)	43.3%	44.3%	(1.0)

For the full year, the estimated total cigarette market increased by 0.7%. Excluding the net impact of estimated trade inventory movements, the estimated total cigarette market declined by 1.6%. The decrease in PMI's cigarette market share, as measured by Nielsen, was mainly due to Lark, and L&M and Muratti in "Others," partly offset by Chesterfield, principally reflecting competitive pressure from super-low price alternatives.

In the quarter, the estimated total cigarette market increased by 9.8%. Excluding the net impact of estimated trade inventory movements ahead of speculated January 2018 price increases, the estimated total cigarette market increased by 6.3%. The increase in PMI's cigarette shipments was mainly due to the higher total market. The decrease in PMI's cigarette market share, as measured by Nielsen, was mainly due to L&M and Muratti in "Others," partly offset by Chesterfield, reflecting competitive pressure from super-low price alternatives.

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In Ukraine, estimated industry size and PMI shipment volume, shown in the table below, include cigarettes and PMI's heated tobacco units. Market share performance, as measured by Nielsen and shown in the table below, reflects that of cigarettes.

Ukraine Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	16.4	17.1	(3.8)%	67.1	73.1	(8.2)%

PMI Shipments (million units)	4,834	4,797	0.8%	19,356	22,022	(12.1)%

PMI Cigarette Market Share
Marlboro	3.0%	3.1%	(0.1)	3.0%	3.1%	(0.1)
Parliament	3.3%	3.0%	0.3	3.2%	2.9%	0.3
Bond Street	7.7%	9.2%	(1.5)	8.4%	10.0%	(1.6)
Philip Morris	4.0%	—%	4.0	3.1%	—%	3.1
Others	8.9%	12.4%	(3.5)	9.6%	13.2%	(3.6)
Total	26.9%	27.7%	(0.8)	27.3%	29.2%	(1.9)

For the full year, the estimated total market decreased by 8.2%, mainly due to the impact of price increases and an increase in the prevalence of illicit trade. The decrease in PMI's shipment volume was primarily due to the lower total market, as well as lower cigarette market share, as measured by Nielsen, notably of low-price Bond Street, reflecting competitive pressure from lower-priced alternatives, partly offset by Parliament and Philip Morris, following the successful portfolio consolidation of a local, low-price brand in "Others."

In the quarter, the estimated total market decreased by 3.8%, or by 7.0% excluding the net impact of estimated trade inventory movements, mainly due to the impact of price increases. The decrease in PMI's cigarette market share, as measured by Nielsen, reflected the same dynamics as for the quarter.

ASIA REGION

2017 Full-Year
Net revenues, excluding excise taxes, of $10.8 billion increased by 24.3%. Excluding unfavorable currency of $137 million, net revenues, excluding excise taxes, increased by 25.9%, reflecting: a favorable pricing variance of $559 million, driven principally by Australia, Indonesia, Japan and the Philippines; and a favorable volume/mix of $1.7 billion, driven by heated tobacco unit volume in Japan and Korea, partly offset by unfavorable cigarette volume/mix, notably in Australia, reflecting a lower total market impacted by excise tax-driven price increases, and Indonesia.

Operating companies income of $4.1 billion increased by 29.8%. Excluding unfavorable currency of $123 million, operating companies income increased by 33.7%, mainly driven by a favorable pricing variance and favorable volume/mix of $622 million, mainly in Japan and Korea, partly offset by Australia and Indonesia. The increase was partly offset by higher costs, principally related to increased investment behind reduced-risk products.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 16. Adjusted operating companies income, excluding unfavorable currency, increased by 33.7%. Adjusted operating

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companies income margin, excluding unfavorable currency, increased by 2.3 points to 39.1%, reflecting the factors mentioned above, as detailed on Schedule 16.

2017 Fourth-Quarter
Net revenues, excluding excise taxes, of $3.4 billion increased by 40.5%. Excluding unfavorable currency of $104 million, net revenues, excluding excise taxes, increased by 44.8%, reflecting: a favorable pricing variance of $166 million, driven principally by Australia, Indonesia, Japan and the Philippines, partly offset by Korea; and a favorable volume/mix of $929 million, predominantly driven by heated tobacco unit volume in Japan and Korea, as well as cigarette volume in the Philippines, partly offset by cigarette volume in Australia, reflecting the same dynamic as for the full year, and Indonesia.

Operating companies income of $1.4 billion increased by 53.7%. Excluding unfavorable currency of $97 million, operating companies income increased by 64.4%, mainly driven by a favorable pricing variance and favorable volume/mix of $471 million, mainly in Japan, Korea and the Philippines, partly offset by Australia and Indonesia.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 12. Adjusted operating companies income, excluding unfavorable currency, increased by 64.4%. Adjusted operating companies income margin, excluding unfavorable currency, increased by 5.0 points to 42.2%, reflecting the factors mentioned above, as detailed on Schedule 12.

Asia OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2017	2016	Change	Curr.	2017	2016	Change	Curr.
OCI	$1,396	$908	53.7%	64.4%	$4,149	$3,196	29.8%	33.7%
Asset impairment & exit costs	—	—			—	—
Adjusted OCI	$1,396	$908	53.7%	64.4%	$4,149	$3,196	29.8%	33.7%
Adjusted OCI Margin*	40.6%	37.2%	3.4	5.0	38.5%	36.8%	1.7	2.3
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Asia Total Market, PMI Shipment & Market Share Commentaries

Asia PMI Shipment Volume by Brand	Fourth-Quarter			Full-Year
(million units)
	2017	2016	Change	2017	2016	Change
Cigarettes
Marlboro	19,191	19,186	—%	73,446	76,463	(3.9)%
Lark	3,078	4,178	(26.3)%	14,474	17,600	(17.8)%
Parliament	2,096	2,608	(19.6)%	9,224	10,142	(9.1)%
Others	36,869	37,843	(2.6)%	137,109	155,824	(12.0)%
Total Cigarettes	61,234	63,815	(4.0)%	234,253	260,029	(9.9)%
Heated Tobacco Units	14,032	3,510	+100.0%	32,729	7,070	+100.0%
Total Asia	75,266	67,325	11.8%	266,982	267,099	—%

2017 Full-Year
The estimated total market in Asia, excluding China, decreased by 3.1% to 1.1 trillion units. PMI's Regional market share, excluding China, was flat at 23.8%.

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PMI's total shipment volume of 267.0 billion units was flat, mainly reflecting: lower cigarette shipment volume in Indonesia, Japan, Korea, Pakistan - impacted by excise tax-driven price increases in 2017 and an increase in the prevalence of illicit trade - and the Philippines, fully offset by higher heated tobacco unit shipment volume, mainly in Japan and Korea. The decrease in cigarette shipment volume of Marlboro was mainly due to Japan and Korea, primarily reflecting out-switching to heated tobacco products, partly offset by Indonesia and the Philippines. The decrease in cigarette shipment volume of Lark was principally due to Japan. The decrease in cigarette shipment volume of Parliament was mainly due to Japan and Korea. The decrease in cigarette shipment volume of "Others" was mainly due to local, low-price brands in Indonesia, Pakistan and the Philippines.

PMI's total shipment volume benefited from the favorable net impact of estimated combustible and heated tobacco unit inventory movements, which were driven by approximately 8.5 billion units net in Japan, reflecting: the increasing demand for HeatSticks, anticipated to further increase in the first quarter of 2018 following a planned lifting of the restriction on IQOS device sales; the establishment of appropriate distributor inventory levels of heated tobacco units, given the current high dependence on a single manufacturing center; and the transition from air freight to sea freight of heated tobacco units, largely completed in the fourth quarter of 2017. Excluding the impact of total estimated net inventory movements, PMI's total shipment volume decreased by 3.1%.

2017 Fourth-Quarter
PMI's total shipment volume increased by 11.8% to 75.3 billion units, principally reflecting: higher heated tobacco unit shipment volume, mainly in Japan and Korea, and higher cigarette shipment volume in Indonesia and the Philippines, partly offset by lower cigarette shipment volume in Japan and Korea. Cigarette shipment volume of Marlboro was flat, with growth in Indonesia and the Philippines offset by declines in Japan and Korea, principally reflecting out-switching to heated tobacco products. The decrease in cigarette shipment volume of Lark was principally due to Japan. The decrease in cigarette shipment volume of Parliament was principally due to Japan and Korea. The decrease in cigarette shipment volume of "Others" was mainly due to low-price brands in Indonesia and the Philippines.

PMI's total shipment volume benefited from the favorable net impact of estimated combustible and heated tobacco unit inventory movements, which were driven by approximately 5.0 billion units in Japan, reflecting the same dynamics as for the full year. Excluding the impact of total estimated net inventory movements, PMI's total shipment volume increased by 4.7%.

Key Market Commentaries

In Indonesia, estimated cigarette industry size, PMI cigarette shipment volume, cigarette market share and segmentation performance are shown in the tables below.

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Indonesia Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Cigarette Market (billion units)	81.5	80.5	1.3%	307.4	315.6	(2.6)%

PMI Cigarette Shipments (million units)	26,903	26,732	0.6%	101,324	105,524	(4.0)%

PMI Cigarette Market Share
Sampoerna A	14.3%	14.0%	0.3	13.8%	14.0%	(0.2)
Dji Sam Soe	8.7%	6.4%	2.3	7.4%	6.5%	0.9
Sampoerna U	2.6%	5.2%	(2.6)	4.1%	5.2%	(1.1)
Others	7.4%	7.6%	(0.2)	7.7%	7.7%	—
Total	33.0%	33.2%	(0.2)	33.0%	33.4%	(0.4)

Indonesia Segmentation Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	p.p.	2017	2016	p.p.
Segment % of Total Market
Hand-Rolled Kretek (SKT)	17.4%	18.2%	(0.8)	17.6%	18.2%	(0.6)
Machine-Made Kretek (SKM)	77.7%	76.3%	1.4	77.2%	75.8%	1.4
Whites (SPM)	4.9%	5.5%	(0.6)	5.2%	6.0%	(0.8)
Total	100.0%	100.0%	—	100.0%	100.0%	—

PMI % Share of Segment
Hand-Rolled Kretek (SKT)	37.5%	37.8%	(0.3)	37.5%	37.3%	0.2
Machine-Made Kretek (SKM)	30.1%	29.0%	1.1	29.4%	28.9%	0.5
Whites (SPM)	63.5%	76.3%	(12.8)	70.2%	79.5%	(9.3)

For the full year, the estimated total cigarette market decreased by 2.6%, reflecting a soft economic environment and the impact of above-inflation excise tax-driven price increases. The decrease in PMI's shipments was mainly due to the lower total market and lower cigarette market share, notably due to a decline of Sampoerna U, reflecting the impact of price increases, partly offset by a growth of Dji Sam Soe, driven by the variant Magnum Mild.

In the quarter, the estimated total cigarette market increased by 1.3%, reflecting a favorable comparison with the fourth quarter of 2016, which declined by 3.1%. The increase in PMI's cigarette shipments was primarily driven by the higher estimated total cigarette market, partly offset by lower cigarette market share, largely reflecting the same dynamics as for the full year.

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In Japan, PMI shipments reflect cigarette and heated tobacco unit volume.  The estimated total market and PMI’s market share reflect total industry cigarette and heated tobacco unit volume.

Japan Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	43.4	45.3	(4.1)%	171.5	179.0	(4.2)%

PMI Shipments (million units)
Cigarettes	7,683	10,631	(27.7)%	34,853	43,915	(20.6)%
Heated Tobacco Units	13,134	3,510	+100%	31,291	7,069	+100%
Total	20,816	14,141	47.2%	66,144	50,985	29.7%

PMI Market Share
Marlboro	8.1%	10.2%	(2.1)	9.3%	10.6%	(1.3)
HeatSticks	13.9%	4.9%	9.0	10.8%	2.9%	7.9
Parliament	1.9%	2.2%	(0.3)	2.1%	2.3%	(0.2)
Lark	8.0%	9.3%	(1.3)	8.6%	9.6%	(1.0)
Others	1.3%	1.7%	(0.4)	1.3%	1.7%	(0.4)
Total	33.2%	28.3%	4.9	32.1%	27.1%	5.0

For the full year, the estimated total market decreased by 4.2%. PMI's shipment volume increased by 13.1%, excluding the net impact of estimated cigarette and heated tobacco unit distributor inventory movements, driven by higher market share of HeatSticks.

In the quarter, the estimated total market decreased by 4.1%. PMI's shipment volume increased by 11.9%, excluding the net impact of estimated cigarette and heated tobacco unit distributor inventory movements, driven by higher market share of HeatSticks.

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In Korea, PMI shipments reflect cigarette and heated tobacco unit volume.  The estimated total market and PMI’s market share reflect total industry cigarette and heated tobacco unit volume.

Korea Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	16.4	18.0	(9.1)%	70.6	73.6	(4.1)%

PMI Shipments (million units)
Cigarettes	3,079	3,937	(21.8)%	13,499	15,490	(12.9)%
Heated Tobacco Units	898	—	—%	1,438	—	—%
Total	3,977	3,937	1.0%	14,937	15,490	(3.6)%

PMI Market Share
Marlboro	8.6%	10.0%	(1.4)	8.7%	9.6%	(0.9)
Parliament	7.9%	8.9%	(1.0)	8.0%	7.9%	0.1
HEETS	5.5%	—%	5.5	2.0%	—%	2.0
Virginia S.	2.0%	2.4%	(0.4)	2.0%	3.0%	(1.0)
Others	0.4%	0.4%	—	0.5%	0.5%	—
Total	24.4%	21.7%	2.7	21.2%	21.0%	0.2

For the full year, the estimated total market decreased by 4.1%, or by 3.3% excluding the net impact of estimated cigarette trade inventory movements. The decrease in PMI's shipment volume was due to the lower total market, partly offset by higher market share driven by the May 2017 launch of HEETS.

In the quarter, the estimated total market decreased by 9.1%, or by 3.0% excluding the net impact of estimated cigarette trade inventory movements notably related to inventory movements in the fourth quarter of 2016 ahead of the implementation of graphic health warnings. The increase in PMI's shipment volume mainly reflected higher market share, mainly driven by the same dynamics as for the full year, despite PMI's principal competitors' new product launches.

In the Philippines, estimated cigarette industry size, PMI cigarette shipment volume and cigarette market share performance are shown in the table below.

Philippines Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Cigarette Market (billion units)	20.7	19.2	7.8%	74.9	79.3	(5.6)%

PMI Cigarette Shipments (million units)	14,315	13,053	9.7%	50,618	56,611	(10.6)%

PMI Cigarette Market Share
Marlboro	35.6%	29.9%	5.7	33.0%	28.4%	4.6
Fortune	17.9%	20.5%	(2.6)	18.0%	23.4%	(5.4)
Jackpot	5.6%	6.8%	(1.2)	6.1%	7.9%	(1.8)
Others	10.2%	11.0%	(0.8)	10.5%	11.6%	(1.1)
Total	69.3%	68.2%	1.1	67.6%	71.3%	(3.7)

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For the full year, the decline of the estimated total cigarette market of 6.7%, excluding the net impact of estimated trade inventory movements, was mainly due to the impact of excise tax-driven price increases. The decline in PMI's cigarette shipment volume was due to the lower total cigarette market, as well as lower cigarette market share, particularly of PMI's low and super-low price brands as a result of the timing of competitors' price increases, which initially widened the price gaps to PMI's principal competitor's discounted brands, partly offset by Marlboro, which benefited from in-switching from lower-priced brands.

In the quarter, the estimated total cigarette market increased by 7.8%, or by 1.1% excluding the net impact of estimated trade inventory movements regarding an anticipated Marlboro price increase in January 2018. The increase in PMI's cigarette shipment volume reflected the higher total cigarette market, as well as higher cigarette market share, particularly of Marlboro, which benefited from in-switching from lower-priced brands following significant competitor price increases in the quarter.

LATIN AMERICA & CANADA REGION

2017 Full-Year
Net revenues, excluding excise taxes, of $2.9 billion increased by 3.5%. Excluding unfavorable currency of $54 million, net revenues, excluding excise taxes, increased by 5.4%, primarily reflecting a favorable pricing variance of $307 million across the Region, notably Argentina, Canada and Mexico, partly offset by unfavorable volume/mix of $154 million, notably due to Argentina, Brazil, Canada and Mexico.

Operating companies income of $1.0 billion increased by 6.8%. Excluding unfavorable currency of $70 million, operating companies income increased by 14.3%, primarily reflecting a favorable pricing variance, partly offset by unfavorable volume/mix of $152 million, notably due to Argentina, Brazil, Canada and Mexico.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 16. Adjusted operating companies income, excluding unfavorable currency, increased by 14.3%. Adjusted operating companies income margin, excluding unfavorable currency, increased by 2.8 points to 35.8%, principally driven by the factors mentioned above, as detailed on Schedule 16.

2017 Fourth-Quarter
Net revenues, excluding excise taxes, of $831 million increased by 5.9%. Excluding favorable currency of $2 million, net revenues, excluding excise taxes, increased by 5.6%, primarily reflecting a favorable pricing variance of $83 million across the Region, notably Argentina, Canada and Mexico, partly offset by unfavorable volume/mix of $39 million, mainly due to Brazil and Canada, partly offset by Mexico.

Operating companies income of $293 million increased by 12.3%. Excluding unfavorable currency of $10 million, operating companies income increased by 16.1%, primarily reflecting a favorable pricing variance, partly offset by unfavorable volume/mix of $36 million, mainly due to Brazil and Canada, partly offset by Mexico.

Adjusted operating companies income and margin are shown in the table below and detailed on Schedule 12. Adjusted operating companies income, excluding unfavorable currency, increased by 16.1%. Adjusted operating companies income margin, excluding unfavorable currency, increased by 3.4 points to 36.6%, principally driven by the factors mentioned above, as detailed on Schedule 12.

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Latin America & Canada OCI	Fourth-Quarter				Full-Year
(in millions)				Excl.				Excl.
	2017	2016	Change	Curr.	2017	2016	Change	Curr.
OCI	$293	$261	12.3%	16.1%	$1,002	$938	6.8%	14.3%
Asset impairment & exit costs	—	—			—	—
Adjusted OCI	$293	$261	12.3%	16.1%	$1,002	$938	6.8%	14.3%
Adjusted OCI Margin*	35.3%	33.2%	2.1	3.4	34.1%	33.0%	1.1	2.8
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Latin America & Canada Total Market, PMI Shipment & Market Share Commentaries

Latin America & Canada PMI Shipment Volume by Brand	Fourth-Quarter			Full-Year
(million units)
	2017	2016	Change	2017	2016	Change
Cigarettes
Marlboro	9,429	9,632	(2.1)%	33,711	35,194	(4.2)%
Philip Morris	3,335	3,912	(14.8)%	13,320	16,463	(19.1)%
Chesterfield	3,317	1,565	+100.0%	9,852	2,626	+100.0%
Others	6,841	8,685	(21.2)%	27,340	33,655	(18.8)%
Total Cigarettes	22,922	23,794	(3.7)%	84,223	87,938	(4.2)%
Heated Tobacco Units	15	—	—%	27	—	—%
Total Latin America & Canada	22,937	23,794	(3.6)%	84,250	87,938	(4.2)%

2017 Full-Year
The estimated total market in Latin America & Canada decreased by 3.8% to 213.0 billion units. PMI's Regional market share decreased by 0.1 point to 39.6%.
PMI's total shipment volume decreased by 4.2% to 84.3 billion units, mainly due to lower cigarette shipment volume in Argentina, Brazil, Canada, Colombia and Mexico. The decrease in cigarette shipment volume of Marlboro was mainly due to Argentina and Brazil. The decrease in cigarette shipment volume of Philip Morris was mainly due to Argentina. The increase in cigarette shipment volume of Chesterfield was driven by Argentina, Brazil, Colombia and Venezuela, partly offset by Mexico. The decrease in cigarette shipment volume of "Others" was principally due to mainly local brands in Argentina, Brazil, Colombia and Venezuela, largely reflecting successful brand portfolio consolidation, Canada and Mexico.

2017 Fourth-Quarter
PMI's total shipment volume decreased by 3.6% to 22.9 billion units, mainly due to Argentina, Brazil and Colombia, partly offset by Mexico and Venezuela. The decrease in cigarette shipment volume of Marlboro was mainly due to Argentina and Brazil, partly offset by Mexico. The decrease in cigarette shipment volume of Philip Morris was mainly due to Argentina. The increase in cigarette shipment volume of Chesterfield was mainly driven by Argentina, Brazil, Colombia and Venezuela. The decrease in cigarette shipment volume of "Others" was principally due to mainly local brands in Brazil and Colombia, reflecting successful brand portfolio consolidation.

- -27 -

Key Market Commentaries

In Argentina, estimated cigarette industry size, PMI cigarette shipment volume and cigarette market share performance are shown in the table below.

Argentina Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Cigarette Market (billion units)	9.2	9.4	(2.5)%	36.2	36.1	0.2%

PMI Cigarette Shipments (million units)	6,859	7,123	(3.7)%	27,002	27,512	(1.9)%

PMI Cigarette Market Share
Marlboro	19.7%	20.8%	(1.1)	20.0%	22.4%	(2.4)
Chesterfield	17.2%	11.3%	5.9	15.9%	5.5%	10.4
Philip Morris	32.0%	37.3%	(5.3)	33.0%	41.6%	(8.6)
Others	5.7%	6.1%	(0.4)	5.8%	6.8%	(1.0)
Total	74.6%	75.5%	(0.9)	74.7%	76.3%	(1.6)

For the full year, the estimated total cigarette market increased by 0.2%, reflecting higher tax declarations by local manufacturers, as well as a favorable comparison to the full year 2016, which declined by 11.6% mainly due to the impact of tax-driven price increases. The decrease in PMI's cigarette shipment volume was mainly due to lower cigarette market share, reflecting the growth of the low price segment, where local manufacturers are exempt from paying minimum excise tax, resulting in widened price gaps with premium Marlboro and mid-price Philip Morris, partly offset by low-price Chesterfield that benefited from successful brand portfolio consolidation of a low-price brand in "Others."

In the quarter, the estimated total cigarette market decreased by 2.5%, mainly due to the impact of excise-tax driven price increases. The decrease in PMI's cigarette shipment volume was mainly due to the lower total market and lower cigarette market share, largely reflecting the same dynamics as for the full year.

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In Canada, estimated industry size, PMI shipment volume and market share performance, shown in the table below, include cigarettes and PMI's heated tobacco units.

Canada Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Market (billion units)	6.6	6.8	(2.6)%	24.6	26.3	(6.3)%

PMI Shipments (million units)	2,477	2,584	(4.1)%	9,259	10,049	(7.9)%

PMI Market Share
Belmont	4.3%	3.8%	0.5	4.1%	3.7%	0.4
Canadian Classics	9.5%	10.3%	(0.8)	9.5%	10.2%	(0.7)
Next	11.6%	11.6%	—	11.5%	11.3%	0.2
Others*	12.0%	13.1%	(1.1)	12.2%	13.2%	(1.0)
Total	37.4%	38.8%	(1.4)	37.3%	38.4%	(1.1)
*Includes heated tobacco units.

For the full year, the estimated total market decreased by 6.3%, mainly due to the impact of price increases. The decrease in PMI's shipment volume mainly reflected the lower total market, as well as lower cigarette market share, unfavorably impacted by estimated net trade inventory movements.

In the quarter, the estimated total market decreased by 2.6%, mainly reflecting the same dynamics as for the full year. The decrease in PMI's shipment volume and market share reflected the impact of estimated trade inventory movements.

In Mexico, estimated cigarette industry size, PMI cigarette shipment volume and cigarette market share performance are shown in the table below.

Mexico Key Market Data	Fourth-Quarter			Full-Year
			Change			Change
	2017	2016	% / p.p.	2017	2016	% / p.p.
Total Cigarette Market (billion units)	10.2	9.7	4.5%	35.8	36.2	(1.1)%

PMI Cigarette Shipments (million units)	7,260	7,066	2.7%	24,351	25,080	(2.9)%

PMI Cigarette Market Share
Marlboro	52.4%	52.1%	0.3	49.4%	49.0%	0.4
Delicados	8.3%	9.5%	(1.2)	8.3%	9.7%	(1.4)
Benson & Hedges	5.1%	5.0%	0.1	5.0%	4.7%	0.3
Others	5.5%	5.9%	(0.4)	5.4%	5.9%	(0.5)
Total	71.3%	72.5%	(1.2)	68.1%	69.3%	(1.2)

For the full year, the estimated total cigarette market decreased by 1.1%, or increased by 1.2% excluding the net impact of estimated trade inventory movements. The decrease in PMI's cigarette shipment volume mainly reflected the lower total cigarette market, as well as lower cigarette market share. The decrease of PMI's cigarette

- -29 -

market share largely reflected the net impact of the estimated trade inventory movements, as well as lower share of Delicados, impacted by competitive pressure in the low price segment.

In the quarter, the estimated total cigarette market increased by 4.5%, or by 3.1% excluding the net impact of estimated trade inventory movements. The increase in PMI's cigarette shipment volume mainly reflected the higher total cigarette market. The decrease of PMI's cigarette market share largely reflected the same dynamics as for the full year.

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Philip Morris International: Who We Are

We are a leading international tobacco company engaged in the manufacture and sale of cigarettes and other nicotine-containing products in markets outside the United States of America.  We’re building our future on smoke-free products that are a much better consumer choice than continuing to smoke cigarettes.  Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, we aim to ensure that our smoke-free products meet adult consumer preferences and rigorous regulatory requirements. Our vision is that these products ultimately replace cigarettes to the benefit of adult smokers, society, our company and our shareholders.  For more information, see www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2017. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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			Schedule 1
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2017	2016	% Change
Net Revenues	$21,585	$19,189	12.5%
Cost of sales	3,001	2,499	20.1%
Excise Taxes on products (1)	13,291	12,218	8.8%
Gross profit	5,293	4,472	18.4%
Marketing, administration and research costs	1,952	1,842
Asset impairment and exit costs	—	—
Amortization of intangibles	23	18
Operating Income (2)	3,318	2,612	27.0%
Interest expense, net	259	201
Earnings before income taxes	3,059	2,411	26.9%
Provision for income taxes	2,265	658	100+%
Equity (income)/loss in unconsolidated subsidiaries, net	(2)	(22)
Net Earnings	796	1,775	(55.2)%
Net Earnings attributable to noncontrolling interests	102	64
Net Earnings attributable to PMI	$694	$1,711	(59.4)%

Per share data (3):
Basic Earnings Per Share	$0.44	$1.10	(60.0)%
Diluted Earnings Per Share	$0.44	$1.10	(60.0)%

(1) The segment detail of Excise Taxes on products sold for the quarters ended December 31, 2017 and 2016 is shown on Schedule 2.

(2) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2017	2016	% Change
Operating Income	$3,318	$2,612	27.0%
Excluding:
- Amortization of intangibles	23	18
- General corporate expenses (included in marketing, administration and research costs above)	38	42
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	(2)	(22)
Operating Companies Income	$3,381	$2,694	25.5%

(3) Net Earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended December 31, 2017 and 2016 are shown on Schedule 4, Footnote 1.

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2017	Net Revenues (1)	$7,424	$4,868	$6,584	$2,709	$21,585
	Excise Taxes on products	(5,160)	(3,104)	(3,149)	(1,878)	(13,291)
	Net Revenues excluding Excise Taxes	2,264	1,764	3,435	831	8,294

2016	Net Revenues	$6,465	$4,636	$5,517	$2,571	$19,189
	Excise Taxes on products	(4,521)	(2,838)	(3,073)	(1,786)	(12,218)
	Net Revenues excluding Excise Taxes	1,944	1,798	2,444	785	6,971

Variance	Currency	139	(23)	(104)	2	14
	Acquisitions	—	—	—	—	—
	Operations	181	(11)	1,095	44	1,309
	Variance Total	320	(34)	991	46	1,323
	Variance Total (%)	16.5%	(1.9)%	40.5%	5.9%	19.0%

	Variance excluding Currency	181	(11)	1,095	44	1,309
	Variance excluding Currency (%)	9.3%	(0.6)%	44.8%	5.6%	18.8%

	Variance excluding Currency & Acquisitions	181	(11)	1,095	44	1,309
	Variance excluding Currency & Acquisitions (%)	9.3%	(0.6)%	44.8%	5.6%	18.8%

(1) 2017 Currency increased / (decreased) Net Revenues as follows:
	European Union	$455
	EEMA	(293)
	Asia	(141)
	Latin America & Canada	(78)
		$(57)

						Schedule 3
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

		Operating Companies Income
		European Union	EEMA	Asia	Latin America & Canada	Total
2017	Operating Companies Income	$992	$700	$1,396	$293	$3,381
2016	Operating Companies Income	898	627	908	261	2,694

Variance
	2016 Asset impairment and exit costs	—	—	—	—	—
	2017 Asset impairment and exit costs	—	—	—	—	—
	Currency	39	264	(97)	(10)	196
	Acquisitions	—	—	—	—	—
	Operations	55	(191)	585	42	491
	Variance Total	94	73	488	32	687
	Variance Total (%)	10.5%	11.6%	53.7%	12.3%	25.5%

	Variance excluding Currency	55	(191)	585	42	491
	Variance excluding Currency (%)	6.1%	(30.5)%	64.4%	16.1%	18.2%

	Variance excluding Currency & Acquisitions	55	(191)	585	42	491
	Variance excluding Currency & Acquisitions (%)	6.1%	(30.5)%	64.4%	16.1%	18.2%

		Schedule 4
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2017 Diluted Earnings Per Share		$0.44	(1)
2016 Diluted Earnings Per Share		$1.10	(1)
Change		$(0.66)
% Change		(60.0)%

Reconciliation:
2016 Diluted Earnings Per Share		$1.10	(1)

Special Items:
2016 Asset impairment and exit costs		—
2016 Tax items		—
2017 Asset impairment and exit costs		—
2017 Tax items		(0.88)

Currency		0.01
Interest		(0.02)
Change in tax rate		(0.04)
Operations		0.27	(2)
2017 Diluted Earnings Per Share		$0.44	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q4 2017	Q4 2016

Net Earnings attributable to PMI	$694	$1,711
Less distributed and undistributed earnings attributable
to share-based payment awards	4	5
Net Earnings for basic and diluted EPS	$690	$1,706

Weighted-average shares for basic EPS	1,553	1,552
Plus Contingently Issuable Performance Stock Units (PSUs)	1	—
Weighted-average shares for diluted EPS	1,554	1,552

(2) Includes the impact of shares outstanding and share-based payments

			Schedule 5
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2017	2016	% Change
Net Revenues	$78,098	$74,953	4.2%
Cost of sales	10,432	9,391	11.1%
Excise Taxes on products (1)	49,350	48,268	2.2%
Gross profit	18,316	17,294	5.9%
Marketing, administration and research costs	6,725	6,405
Asset impairment and exit costs	—	—
Amortization of intangibles	88	74
Operating Income (2)	11,503	10,815	6.4%
Interest expense, net	914	891
Earnings before income taxes	10,589	9,924	6.7%
Provision for income taxes	4,307	2,768	55.6%
Equity (income)/loss in unconsolidated subsidiaries, net	(59)	(94)
Net Earnings	6,341	7,250	(12.5)%
Net Earnings attributable to noncontrolling interests	306	283
Net Earnings attributable to PMI	$6,035	$6,967	(13.4)%

Per share data (3):
Basic Earnings Per Share	$3.88	$4.48	(13.4)%
Diluted Earnings Per Share	$3.88	$4.48	(13.4)%

(1) The segment detail of Excise Taxes on products sold for the year ended December 31, 2017 and 2016 is shown on Schedule 6.

(2) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2017	2016	% Change
Operating Income	$11,503	$10,815	6.4%
Excluding:
- Amortization of intangibles	88	74
- General corporate expenses (included in marketing, administration and research costs above)	164	161
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	(59)	(94)
Operating Companies Income	$11,814	$11,144	6.0%

(3) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the year ended December 31, 2017 and 2016 are shown on Schedule 8, Footnote 1.

						Schedule 6
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2017	Net Revenues (1)	$27,580	$18,045	$22,635	$9,838	$78,098
	Excise Taxes on products	(19,262)	(11,346)	(11,845)	(6,897)	(49,350)
	Net Revenues excluding Excise Taxes	8,318	6,699	10,790	2,941	28,748

2016	Net Revenues	$27,129	$18,286	$20,531	$9,007	$74,953
	Excise Taxes on products	(18,967)	(11,286)	(11,850)	(6,165)	(48,268)
	Net Revenues excluding Excise Taxes	8,162	7,000	8,681	2,842	26,685

Variance	Currency	45	(291)	(137)	(54)	(437)
	Acquisitions	—	—	—	—	—
	Operations	111	(10)	2,246	153	2,500
	Variance Total	156	(301)	2,109	99	2,063
	Variance Total (%)	1.9%	(4.3)%	24.3%	3.5%	7.7%

	Variance excluding Currency	111	(10)	2,246	153	2,500
	Variance excluding Currency (%)	1.4%	(0.1)%	25.9%	5.4%	9.4%

	Variance excluding Currency & Acquisitions	111	(10)	2,246	153	2,500
	Variance excluding Currency & Acquisitions (%)	1.4%	(0.1)%	25.9%	5.4%	9.4%

(1) 2017 Currency increased / (decreased) Net Revenues as follows:
	European Union	$139
	EEMA	(1,925)
	Asia	(165)
	Latin America & Canada	(404)
		$(2,355)

						Schedule 7
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

		Operating Companies Income
		European Union	EEMA	Asia	Latin America & Canada	Total
2017	Operating Companies Income	$3,775	$2,888	$4,149	$1,002	$11,814
2016	Operating Companies Income	3,994	3,016	3,196	938	11,144

Variance
	2016 Asset impairment and exit costs	—	—	—	—	—
	2017 Asset impairment and exit costs	—	—	—	—	—
	Currency	(43)	81	(123)	(70)	(155)
	Acquisitions	—	—	—	—	—
	Operations	(176)	(209)	1,076	134	825
	Variance Total	(219)	(128)	953	64	670
	Variance Total (%)	(5.5)%	(4.2)%	29.8%	6.8%	6.0%

	Variance excluding Currency	(176)	(209)	1,076	134	825
	Variance excluding Currency (%)	(4.4)%	(6.9)%	33.7%	14.3%	7.4%

	Variance excluding Currency & Acquisitions	(176)	(209)	1,076	134	825
	Variance excluding Currency & Acquisitions (%)	(4.4)%	(6.9)%	33.7%	14.3%	7.4%

		Schedule 8
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2017 Diluted Earnings Per Share		$3.88	(1)
2016 Diluted Earnings Per Share		$4.48	(1)
Change		$(0.60)
% Change		(13.4)%

Reconciliation:
2016 Diluted Earnings Per Share		$4.48	(1)

Special Items:
2016 Asset impairment and exit costs		—
2016 Tax items		—
2017 Asset impairment and exit costs		—
2017 Tax items		(0.84)

Currency		(0.21)
Interest		0.01
Change in tax rate		(0.03)
Operations		0.47	(2)
2017 Diluted Earnings Per Share		$3.88	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	YTD December 2017	YTD December 2016

Net Earnings attributable to PMI	$6,035	$6,967
Less distributed and undistributed earnings attributable
to share-based payment awards	14	19
Net Earnings for basic and diluted EPS	$6,021	$6,948

Weighted-average shares for basic EPS	1,552	1,551
Plus Contingently Issuable Performance Stock Units (PSUs)	1	—
Weighted-average shares for diluted EPS	1,553	1,551

(2) Includes the impact of shares outstanding and share-based payments

			Schedule 9
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)
(Unaudited)

	December 31,		December 31,
	2017		2016
Assets
Cash and cash equivalents	$8,447		$4,239
All other current assets	13,147		13,369
Property, plant and equipment, net	7,271		6,064
Goodwill	7,666		7,324
Other intangible assets, net	2,432		2,470
Investments in unconsolidated subsidiaries	1,074		1,011
Other assets	2,931		2,374
Total assets	$42,968		$36,851

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$499		$643
Current portion of long-term debt	2,506		2,573
All other current liabilities	12,957		13,251
Long-term debt	31,334		25,851
Deferred income taxes	799		1,897
Other long-term liabilities	5,103		3,536
Total liabilities	53,198		47,751

Total PMI stockholders' deficit	(12,086)		(12,688)
Noncontrolling interests	1,856		1,788
Total stockholders' deficit	(10,230)		(10,900)
Total liabilities and stockholders' (deficit) equity	$42,968		$36,851

Total debt	$34,339		$29,067
Total debt to Adjusted EBITDA	2.77	(1)	2.51	(1)
Net debt to Adjusted EBITDA	2.09	(1)	2.15	(1)

(1) For the calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA ratios, refer to Schedule 18.

													Schedule 10
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2017								2016			% Change in Net Revenues excluding Excise Taxes
Net Revenues	Less Excise Taxes	Net Revenues excluding Excise Taxes	Less Currency	Net Revenues excluding Excise Taxes & Currency	Less Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions		Net Revenues	Less Excise Taxes	Net Revenues excluding Excise Taxes	Total	Excluding Currency	Excluding Currency & Acquisitions

$7,424	$5,160	$2,264	$139	$2,125	$—	$2,125	European Union	$6,465	$4,521	$1,944	16.5%	9.3%	9.3%
4,868	3,104	1,764	(23)	1,787	—	1,787	EEMA	4,636	2,838	1,798	(1.9)%	(0.6)%	(0.6)%
6,584	3,149	3,435	(104)	3,539	—	3,539	Asia	5,517	3,073	2,444	40.5%	44.8%	44.8%
2,709	1,878	831	2	829	—	829	Latin America & Canada	2,571	1,786	785	5.9%	5.6%	5.6%
$21,585	$13,291	$8,294	$14	$8,280	$—	$8,280	PMI Total	$19,189	$12,218	$6,971	19.0%	18.8%	18.8%

2017								2016			% Change in Operating Companies Income
Operating Companies Income			Less Currency	Operating Companies Income excluding Currency	Less Acquisitions	Operating Companies Income excluding Currency & Acquisitions				Operating Companies Income	Total	Excluding Currency	Excluding Currency & Acquisitions

$992			$39	$953	$—	$953	European Union			$898	10.5%	6.1%	6.1%
700			264	436	—	436	EEMA			627	11.6%	(30.5)%	(30.5)%
1,396			(97)	1,493	—	1,493	Asia			908	53.7%	64.4%	64.4%
293			(10)	303	—	303	Latin America & Canada			261	12.3%	16.1%	16.1%
$3,381			$196	$3,185	$—	$3,185	PMI Total			$2,694	25.5%	18.2%	18.2%

													Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Selected Financial Data by Product Category
For the Quarters Ended December 31,
($ in millions) / (Unaudited)

2017								2016			% Change in Combustible Products Net Revenues excluding Excise Taxes
Net Revenues (1)	Less Excise Taxes (3)	Net Revenues excluding Excise Taxes	Less Currency	Net Revenues excluding Excise Taxes & Currency	Less Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions	Combustible Products	Net Revenues (1)	Less Excise Taxes (3)	Net Revenues excluding Excise Taxes	Total	Excluding Currency	Excluding Currency & Acquisitions

$7,278	$5,138	$2,140	$130	$2,009	$—	$2,009	European Union	$6,437	$4,518	$1,919	11.5%	4.7%	4.7%
4,778	3,098	1,680	(22)	1,702	—	1,702	EEMA	4,630	2,838	1,792	(6.3)%	(5.1)%	(5.1)%
5,093	3,089	2,003	(36)	2,039	—	2,039	Asia	5,205	3,072	2,133	(6.1)%	(4.4)%	(4.4)%
2,706	1,878	828	2	826	—	826	Latin America & Canada	2,571	1,786	785	5.5%	5.3%	5.3%
$19,855	$13,204	$6,651	$75	$6,576	$—	$6,576	Total Combustible Products	$18,843	$12,215	$6,628	0.3%	(0.8)%	(0.8)%

2017								2016			% Change in Reduced-Risk Products Net Revenues excluding Excise Taxes
Net Revenues (2)	Less Excise Taxes (3)	Net Revenues excluding Excise Taxes	Less Currency	Net Revenues excluding Excise Taxes & Currency	Less Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions	Reduced-Risk Products	Net Revenues (2)	Less Excise Taxes (3)	Net Revenues excluding Excise Taxes	Total	Excluding Currency	Excluding Currency & Acquisitions

$147	$23	$124	$7	$116	$—	$116	European Union	$27	3	$25	+100%	+100%	+100%
90	5	85	—	85	—	85	EEMA	6	—	6	+100%	+100%	+100%
1,491	59	1,432	(68)	1,500	—	1,500	Asia	312	—	312	+100%	+100%	+100%
3	—	3	—	3	—	3	Latin America & Canada	—	—	—	+100%	+100%	+100%
$1,730	$87	$1,643	$(60)	$1,704	$—	$1,704	Total Reduced-Risk Products	$345	$3	$343	+100%	+100%	+100%

$21,585	$13,291	$8,294	$14	$8,280	$—	$8,280	PMI Total	$19,189	$12,218	$6,971	19.0%	18.8%	18.8%

(1) Net revenue amounts for our combustible products refer to the operating revenues generated from the sale of these products, net of sales and promotion incentives. These net revenue amounts consist of the sale of our cigarettes and other tobacco products combined. Other tobacco products primarily include tobacco for roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos and do not include reduced-risk products.

(2) Net revenue amounts for our reduced-risk products refer to the operating revenues generated from the sale of these products, net of sales and promotion incentives. These net revenue amounts consist of the sale of our heated tobacco units, our IQOS devices and related accessories, and other nicotine-containing products, which primarily include our e-vapor products. Reduced-risk products is the term we use to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking. We have a range of reduced-risk products in various stages of development, scientific assessment and commercialization. Because our reduced-risk products do not burn tobacco, they produce far lower quantities of harmful and potentially harmful compounds than found in cigarette smoke.

(3) PMI often collects excise taxes from its customers and then remits them to governments, and, in those circumstances, PMI includes the excise taxes in its net revenues and in excise taxes on products.  In some jurisdictions, including Japan, PMI is not responsible for collecting excise taxes.

Note: Sum of product categories or Regions might not foot to PMI total due to rounding.

													Schedule 12
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2017								2016			% Change in Adjusted Operating Companies Income
Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisitions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$992	$—	$992	$39	$953	$—	$953	European Union	$898	$—	$898	10.5%	6.1%	6.1%
700	—	700	264	436	—	436	EEMA	627	—	627	11.6%	(30.5)%	(30.5)%
1,396	—	1,396	(97)	1,493	—	1,493	Asia	908	—	908	53.7%	64.4%	64.4%
293	—	293	(10)	303	—	303	Latin America & Canada	261	—	261	12.3%	16.1%	16.1%
$3,381	$—	$3,381	$196	$3,185	$—	$3,185	PMI Total	$2,694	$—	$2,694	25.5%	18.2%	18.2%

2017								2016			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$953	$2,125	44.8%		$953	$2,125	44.8%	European Union	$898	$1,944	46.2%		(1.4)	(1.4)
436	1,787	24.4%		436	1,787	24.4%	EEMA	627	1,798	34.9%		(10.5)	(10.5)
1,493	3,539	42.2%		1,493	3,539	42.2%	Asia	908	2,444	37.2%		5.0	5.0
303	829	36.6%		303	829	36.6%	Latin America & Canada	261	785	33.2%		3.4	3.4
$3,185	$8,280	38.5%		$3,185	$8,280	38.5%	PMI Total	$2,694	$6,971	38.6%		(0.1)	(0.1)

(1) For the calculation of Net Revenues excluding Excise Taxes, currency and acquisitions, refer to Schedule 10.

				Schedule 13
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Quarters Ended December 31,
(Unaudited)

	2017	2016	% Change

Reported Diluted EPS	$0.44	$1.10	(60.0)%

Less:
Currency impact	0.01

Reported Diluted EPS, excluding Currency	$0.43	$1.10	(60.9)%

	2017	2016	% Change

Reported Diluted EPS	$0.44	$1.10	(60.0)%

Adjustments:
Asset impairment and exit costs	—	—
Tax items	0.88	—

Adjusted Diluted EPS	$1.32	$1.10	20.0%

Less:
Currency impact	0.01

Adjusted Diluted EPS, excluding Currency	$1.31	$1.10	19.1%

													Schedule 14
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2017								2016			% Change in Net Revenues excluding Excise Taxes
Net Revenues	Less Excise Taxes	Net Revenues excluding Excise Taxes	Less Currency	Net Revenues excluding Excise Taxes & Currency	Less Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions		Net Revenues	Less Excise Taxes	Net Revenues excluding Excise Taxes	Total	Excluding Currency	Excluding Currency & Acquisitions
$27,580	$19,262	$8,318	$45	$8,273	$—	$8,273	European Union	$27,129	$18,967	$8,162	1.9%	1.4%	1.4%
18,045	11,346	6,699	(291)	6,990	—	6,990	EEMA	18,286	11,286	7,000	(4.3)%	(0.1)%	(0.1)%
22,635	11,845	10,790	(137)	10,927	—	10,927	Asia	20,531	11,850	8,681	24.3%	25.9%	25.9%
9,838	6,897	2,941	(54)	2,995	—	2,995	Latin America & Canada	9,007	6,165	2,842	3.5%	5.4%	5.4%
$78,098	$49,350	$28,748	$(437)	$29,185	$—	$29,185	PMI Total	$74,953	$48,268	$26,685	7.7%	9.4%	9.4%

2017								2016			% Change in Operating Companies Income
Operating Companies Income			Less Currency	Operating Companies Income excluding Currency	Less Acquisitions	Operating Companies Income excluding Currency & Acquisitions				Operating Companies Income	Total	Excluding Currency	Excluding Currency & Acquisitions

$3,775			$(43)	$3,818	$—	$3,818	European Union			$3,994	(5.5)%	(4.4)%	(4.4)%
2,888			81	2,807	—	2,807	EEMA			3,016	(4.2)%	(6.9)%	(6.9)%
4,149			(123)	4,272	—	4,272	Asia			3,196	29.8%	33.7%	33.7%
1,002			(70)	1,072	—	1,072	Latin America & Canada			938	6.8%	14.3%	14.3%
$11,814			$(155)	$11,969	$—	$11,969	PMI Total			$11,144	6.0%	7.4%	7.4%

													Schedule 15
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Selected Financial Data by Product Category
For the Years Ended December 31,
($ in millions) / (Unaudited)

2017								2016			% Change in Combustible Products Net Revenues excluding Excise Taxes
Net Revenues (1)	Less Excise Taxes (3)	Net Revenues excluding Excise Taxes	Less Currency	Net Revenues excluding Excise Taxes & Currency	Less Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions	Combustible Products	Net Revenues (1)	Less Excise Taxes (3)	Net Revenues excluding Excise Taxes	Total	Excluding Currency	Excluding Currency & Acquisitions

$27,261	$19,213	$8,048	$39	$8,009	$—	$8,009	European Union	$27,067	$18,962	$8,105	(0.7)%	(1.2)%	(1.2)%
17,886	11,336	6,550	(290)	6,840	—	6,840	EEMA	18,276	11,286	6,991	(6.3)%	(2.1)%	(2.1)%
19,325	11,753	7,572	(43)	7,615	—	7,615	Asia	19,865	11,850	8,015	(5.5)%	(5.0)%	(5.0)%
9,833	6,896	2,937	(54)	2,991	—	2,991	Latin America & Canada	9,006	6,164	2,841	3.4%	5.3%	5.3%
$74,305	$49,198	$25,107	$(348)	$25,456	$—	$25,456	Total Combustible Products	$74,214	$48,262	$25,952	(3.3)%	(1.9)%	(1.9)%

2017								2016			% Change in Reduced-Risk Products Net Revenues excluding Excise Taxes
Net Revenues (2)	Less Excise Taxes (3)	Net Revenues excluding Excise Taxes	Less Currency	Net Revenues excluding Excise Taxes & Currency	Less Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions	Reduced-Risk Products	Net Revenues (2)	Less Excise Taxes (3)	Net Revenues excluding Excise Taxes	Total	Excluding Currency	Excluding Currency & Acquisitions

$320	$51	$269	$5	$264	$—	$264	European Union	$62	5	$57	+100%	+100%	+100%
158	10	149	—	149	—	149	EEMA	9	—	9	+100%	+100%	+100%
3,310	92	3,218	(94)	3,312	—	3,312	Asia	666	—	666	+100%	+100%	+100%
5	—	4	—	4	—	4	Latin America & Canada	2	1	1	+100%	+100%	+100%
$3,793	$153	$3,640	$(89)	$3,729	$—	$3,729	Total Reduced-Risk Products	$739	$6	$733	+100%	+100%	+100%

$78,098	$49,350	$28,748	$(437)	$29,185	$—	$29,185	PMI Total	$74,953	$48,268	$26,685	7.7%	9.4%	9.4%

(1) Net revenue amounts for our combustible products refer to the operating revenues generated from the sale of these products, net of sales and promotion incentives. These net revenue amounts consist of the sale of our cigarettes and other tobacco products combined. Other tobacco products primarily include tobacco for roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos and do not include reduced-risk products.

(2) Net revenue amounts for our reduced-risk products refer to the operating revenues generated from the sale of these products, net of sales and promotion incentives. These net revenue amounts consist of the sale of our heated tobacco units, our IQOS devices and related accessories, and other nicotine-containing products, which primarily include our e-vapor products. Reduced-risk products is the term we use to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking. We have a range of reduced-risk products in various stages of development, scientific assessment and commercialization. Because our reduced-risk products do not burn tobacco, they produce far lower quantities of harmful and potentially harmful compounds than found in cigarette smoke.

(3) PMI often collects excise taxes from its customers and then remits them to governments, and, in those circumstances, PMI includes the excise taxes in its net revenues and in excise taxes on products.  In some jurisdictions, including Japan, PMI is not responsible for collecting excise taxes.

Note: Sum of product categories or Regions might not foot to PMI total due to rounding.

													Schedule 16
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2017								2016			% Change in Adjusted Operating Companies Income
Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisitions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$3,775	$—	$3,775	$(43)	$3,818	$—	$3,818	European Union	$3,994	$—	$3,994	(5.5)%	(4.4)%	(4.4)%
2,888	—	2,888	81	2,807	—	2,807	EEMA	3,016	—	3,016	(4.2)%	(6.9)%	(6.9)%
4,149	—	4,149	(123)	4,272	—	4,272	Asia	3,196	—	3,196	29.8%	33.7%	33.7%
1,002	—	1,002	(70)	1,072	—	1,072	Latin America & Canada	938	—	938	6.8%	14.3%	14.3%

$11,814	$—	$11,814	$(155)	$11,969	$—	$11,969	PMI Total	$11,144	$—	$11,144	6.0%	7.4%	7.4%

2017								2016			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$3,818	$8,273	46.2%		$3,818	$8,273	46.2%	European Union	$3,994	$8,162	48.9%		(2.7)	(2.7)
2,807	6,990	40.2%		2,807	6,990	40.2%	EEMA	3,016	7,000	43.1%		(2.9)	(2.9)
4,272	10,927	39.1%		4,272	10,927	39.1%	Asia	3,196	8,681	36.8%		2.3	2.3
1,072	2,995	35.8%		1,072	2,995	35.8%	Latin America & Canada	938	2,842	33.0%		2.8	2.8

$11,969	$29,185	41.0%		$11,969	$29,185	41.0%	PMI Total	$11,144	$26,685	41.8%		(0.8)	(0.8)

(1) For the calculation of Net Revenues excluding Excise Taxes, currency and acquisitions, refer to Schedule 14.

				Schedule 17
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Years Ended December 31,
(Unaudited)

	2017	2016	% Change

Reported Diluted EPS	$3.88	$4.48	(13.4)%

Less:
Currency impact	(0.21)

Reported Diluted EPS, excluding Currency	$4.09	$4.48	(8.7)%

	2017	2016	% Change

Reported Diluted EPS	$3.88	$4.48	(13.4)%

Adjustments:
Asset impairment and exit costs	—	—
Tax items	0.84	—

Adjusted Diluted EPS	$4.72	$4.48	5.4%

Less:
Currency impact	(0.21)

Adjusted Diluted EPS, excluding Currency	$4.93	$4.48	10.0%

		Schedule 18
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios)
(Unaudited)

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2017	2016

Net Earnings	$6,341	$7,250
Equity (income)/loss in unconsolidated subsidiaries, net	(59)	(94)
Provision for Income Taxes	4,307	2,768
Interest expense, net	914	891
Depreciation and amortization	875	743
Asset impairment and exit costs	—	—
Adjusted EBITDA	$12,378	$11,558

	December 31,	December 31,
	2017	2016

Short-term borrowings	$499	$643
Current portion of long-term debt	2,506	2,573
Long-term debt	31,334	25,851
Total Debt	$34,339	$29,067
Less: Cash and cash equivalents	8,447	4,239
Net Debt	$25,892	$24,828

Ratios:
Total Debt to Adjusted EBITDA	2.77	2.51
Net Debt to Adjusted EBITDA	2.09	2.15

						Schedule 19
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
For the Years Ended December 31,
($ in millions)
(Unaudited)

	For the Quarters Ended			For the Years Ended
	December 31,			December 31,
	2017	2016	% Change	2017	2016	% Change

Net cash provided by operating activities (1)	$2,921	$2,149	35.9%	$8,912	$8,077	10.3%

Less:
Currency impact	194			392

Net cash provided by operating activities, excluding currency	$2,727	$2,149	26.9%	$8,520	$8,077	5.5%

(1) Operating cash flow.